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                                                              EXHIBIT 5 and 23.1
      [LETTERHEAD OF LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION]



June 7, 2000
                                                            Stephen M. Quinlivan
                                                                    612-335-7076

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442


Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of an additional 1,400,000 shares of Common Stock, par value $0.01 per share (the "Shares"), of Computer Network Technology Corporation, a Minnesota Corporation (the "Company"), under the Company's 1999 Non-Qualified Stock Award Plan (the "Plan"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon this examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Plan and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

         We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION

By  /s/ Stephen M. Quinlivan
----------------------------
        Stephen M. Quinlivan